                                                                   EXHIBIT 99.1

   TROY, Mich.--(BUSINESS WIRE)--xx--Syntel, Inc. (NASDAQ: SYNT):

   First Quarter Highlights:

   --  Revenue of $45.1M

   --  Gross margin of 42.1%

   --  EPS of $0.23 per diluted share

   --  Cash and Marketable Securities of $145.6M

   Syntel, Inc. (NASDAQ: SYNT), a global information technology services firm, today announced financial results for the first quarter ended March 31, 2004.
   Syntel's total revenue for the first quarter was $45.1 million, compared to $44.1 million in the prior-year period and $47.4 million in the fourth quarter of 2003. The Company's gross margin was 42.1 percent in the first quarter of 2004, compared to 43.1 percent in the prior-year period and 43.6 percent in the fourth quarter of 2003. This quarterly reduction in revenue and margin levels was anticipated due to the successful completion of two large-scale development projects at the end of 2003.
   During the first quarter, Syntel's core focus area of Applications Outsourcing accounted for 75 percent of total revenue, with e-Business contributing 19 percent, TeamSourcing just over five percent and Business Process Outsourcing (BPO) at one percent. Syntel began reporting the BPO contribution this quarter.
   Syntel's income from operations was 22.5 percent in the first quarter, compared to 25.2 percent in the prior-year period and 27.5 percent in the fourth quarter of 2003. During the quarter, the rupee appreciation had an adverse impact of just over one percent on Syntel's operating income. The combined effects of continued offshore transition, reduced onsite profitability and consequential transfer pricing related changes, resulted in reducing the tax rate to 16.5 percent. The tax reduction had a positive impact on EPS of $0.02.
   Net income for the first quarter was $9.3 million or $0.23 per diluted share, compared to $8.4 million or $0.21 per diluted share in the prior-year period, and $10.9 million or $0.27 per diluted share in the fourth quarter of 2003.
   During the first quarter of 2004, Syntel added one new corporate client to its roster and launched 75 new engagements. At the end of the first quarter, Syntel's "hunting licenses" or preferred partnership agreements with Global 2000 corporations totaled 57.
   Global headcount grew to 3,956 in the first quarter of 2004, compared to 3,861 in the fourth quarter of 2003. As anticipated, billable headcount progress during the quarter was muted due to project closures. Billable headcount in Q1 was 2,660, a net reduction of four compared to the fourth quarter. Utilization during the first quarter was 98 percent domestically and 61 percent offshore.
   Syntel's financial position and cash generation remain very strong. The Company ended the first quarter with $145.6 million in cash and marketable securities. In the third quarter of 2003, Syntel initiated a $0.06 per share quarterly dividend to shareholders of record. The Company remains debt-free.
   "We are encouraged by the all-time high interest levels in global sourcing solutions," said Bharat Desai, Chairman and CEO of Syntel. "We believe we have built the foundation for Syntel to continue to add value to our customers and deliver solid returns to our shareholders."


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   Outlook

   Syntel is reiterating 2004 guidance in the range of $198 million to $208 million and EPS between $0.92 and $1.00.

   Syntel to Host Conference Call

   Syntel will discuss its first quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to call start time to register and download any necessary audio software. A replay will be made available by calling (800) 642-1687 and entering "6508101" beginning at 1 p.m. (Eastern) on April 23, 2004 through midnight (Eastern) on April 27, 2004.

   About Syntel

   Syntel (SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 3,900 employees worldwide, is assessed at Level 5 of the SEI's CMM and is ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.


                    SYNTEL, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME
                (in thousands, except per share data)




                                                              THREE MONTHS
                                                               ENDED MAR 31
                                                          ----------------------
                                                            2004          2003
                                                          -------        -------
Net Revenues                                              $45,089        $44,078
Cost of revenues                                           26,085         25,080
                                                          -------        -------
Gross profit                                               19,004         18,998
Selling, general and administrative expenses                8,839          7,889
                                                          -------        -------
Income from operations                                     10,165         11,109

Other income, principally interest                            996            615
                                                          -------        -------
 Income before income taxes                                11,161         11,724

Provision for Income tax                                    1,839          3,347
                                                          -------        -------
Net income before loss from equity investment               9,322          8,377

Loss from equity investment                                     0             25
                                                          -------        -------
 Net income                                               $ 9,322        $ 8,352
                                                          =======        =======

Dividend per share                                        $  0.06        $     -

EARNINGS PER SHARE
 Basic                                                    $  0.23        $  0.21
 Diluted                                                  $  0.23        $  0.21

 Weighted average common shares outstanding :
 Basic                                                     40,121         39,247
                                                          =======        =======
 Diluted                                                   40,614         40,493
                                                          =======        =======




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                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                           March 31,    Dec. 31,
                                                            2004          2003
                                                          --------      --------
              ASSETS

Current assets:
 Cash and cash equivalents                                $113,702      $110,699
 Short Term Investments, principally marketable
  securities                                                31,875        26,137
 Accounts receivable, net of allowances of $814
  and $809 at March 31, 2004 and
  December 31, 2003, respectively                           26,778        25,828
 Revenue earned in excess of billings                        8,229         6,601
 Deferred income taxes and other current assets              3,257         5,617
                                                          --------      --------
      Total current assets                                 183,841       174,882

Property and equipment                                      27,102        25,617
 Less Accumulated depreciation                              19,412        18,502
                                                          --------      --------
      Property and equipment, net                            7,690         7,115

Goodwill                                                       906           906
Deferred income taxes and other noncurrent
 assets
                                                             3,311         3,178
                                                          --------      --------
                                                          $195,748      $186,081
                                                          ========      ========

              LIABILITIES

Current liabilities:
 Accrued payroll and related costs                        $ 11,548      $ 11,851
 Income taxes payable                                        7,841         6,507
 Accounts payable and other current liabilities              9,410         9,861
 Deferred revenue                                            2,792         4,456
                                                          --------      --------
      Total liabilities                                     31,591        32,675

              SHAREHOLDERS' EQUITY

Total Shareholders' equity                                 164,157       153,406
                                                          --------      --------

Total liabilities and shareholders' equity                $195,748      $186,081
                                                          ========      ========




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